Exhibit 10.1

May 24, 2018

[Holder Name]

[Holder Address]

Re:                             Offer of Reduce the Exercise Price of January 2017 Common Stock Purchase Warrants

To Whom It May Concern:

ReShape Lifesciences Inc., a Delaware corporation (the “Company”), is pleased to offer to you (“Holder”) the opportunity to reduce the exercise price of all of the Common Stock Purchase Warrants originally issued by the Company on January 23, 2017 (the “January 2017 Warrants”) currently held by Holder, which consists of an aggregate of ________ January 2017 Warrants.

As a result of the reduction in the exercise price of the January 2017 Warrants, pursuant to the terms of the Common Stock Purchase Warrants originally issued by the Company on August 16, 2017 (the “August 2017 Warrants”) and on April 3, 2018 (the “April 2018 Warrants”), the exercise price of all of the August 2017 Warrants and April 2018 Warrants will automatically by their terms also be reduced to the new exercise price of the January 2017 Warrants, including the ________ August 2017 Warrants and ________ April 2018 Warrants currently held by Holder.

In consideration for exercising all of the January 2017 Warrants and ________ of the April 2018 Warrants held by Holder as set forth on the signature page hereto, for an aggregate exercise of warrants to purchase ________ shares of Common Stock (the “Offered Warrants”), the Company hereby offers Holder a reduced exercise price per share of Common Stock underlying the January 2017 Warrants of $0.31, which is equal to the closing market price of the Company’s Common Stock on the Nasdaq Capital Market on May 24, 2018.

The January 2017 Warrants, and the shares of Common Stock of the Company underlying the January 2017 Warrants (the “January 2017 Warrant Shares”), have been registered for sale pursuant to a registration statement on Form S-1 (File No. 333-213704) and Form S-1 MEF (File No. 333-215590) (collectively, the “S-1 Registration Statement”), and the April 2018 Warrants, and the shares of Common Stock of the Company underlying the April 2018 Warrants (together with the January 2017 Warrant Shares, the “Offered Warrant Shares”), have been registered for sale pursuant to a registration statement on Form S-3 (File No. 333-216600) and Form S-3 MEF (File No. 333-224066) (collectively with the S-1 Registration Statement, the “Registration Statements”). The Registration Statements are currently effective and, upon exercise of the Offered Warrants pursuant to this letter agreement, will be effective for the issuance of the Offered Warrant Shares. Capitalized terms not otherwise defined herein will have the meanings set forth in the Offered Warrants.

Expressly subject to the paragraph immediately following this paragraph below, Holder may accept this offer by signing this letter below, with such acceptance constituting Holder’s exercise in full of the Offered Warrants for an aggregate exercise price as set forth on the Holder’s signature page hereto (the “Aggregate Exercise Price”) on or before 8:00 a.m. Eastern Time on May 25, 2018.

Additionally, the parties hereby agree to their respective representations, warranties and covenants set forth on Annex A attached hereto.

By accepting this offer, Holder hereby grants to the Company a one-time waiver from compliance with Section 4.13 of the Securities Purchase Agreement, dated April 2, 2018, between the Company and Holder solely with respect to the transactions contemplated by this Agreement.

If this offer is accepted and the definitive transaction documents are executed by the Company and Holder on or before 8:00 a.m. Eastern Time on May 25, 2018, then (a) on or before 9:30 a.m. Eastern Time on May 25, 2018, the Company will file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing the material terms of this transaction, including the reduced exercise price of the January 2017 Warrants, August 2017 Warrants and April 2018 Warrants, as well as adjustments to the conversion prices of outstanding shares of the Company’s convertible preferred stock, and the increased number of shares of common stock issuable upon conversion of such shares of convertible preferred stock, and (b) on or before May 29, 2018, the Company will file an amendment to the prospectus supplement to the Registration Statements registering the exercise of the Offered Warrants disclosing the material terms of this transaction, including the reduced exercise price of the Offered Warrants. The Company represents, warrants and covenants that, upon acceptance of this offer, the Offered Warrant Shares will be issued free of any legends or restrictions on resale by Holder and all of the Offered Warrant Shares will be delivered electronically through the Depository Trust Company within one business day of the date the Company receives the Aggregate Exercise Price (or, with respect to shares that would otherwise be in excess of the Beneficial Ownership Limitation, within two business days of the date the Company is notified by Holder that its ownership is less than the Beneficial Ownership Limitation). The terms of the Offered Warrants, including the obligations to deliver the Offered Warrant Shares, will otherwise remain in effect as if the acceptance of this offer were a formal Notice of Exercise (including any liquidated damages and compensation in the event of late delivery of the Offered Warrant Shares).

To accept this offer, Holder must counter execute this letter agreement and return the fully executed agreement to the Company by e-mail at dwgladney@reshapelifesci.com and syoungstrom@reshapelifesci.com with a copy to bmachmeier@foxrothschild.com and bhanson@foxrothschild.com on or before 8:00 a.m. Eastern Time on May 25, 2018.

Please do not hesitate to call me if you have any questions.

[Signature page follows]

Sincerely,

RESHAPE LIFESCIENCES INC.

By:
Name:	Dan W. Gladney
Title:	President and Chief Executive Officer

Accepted and Agreed to as of May 24, 2018:

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory:

Common Stock Purchase Warrants being exercised:

Aggregate Exercise Price:

DTC Instructions:

Company Wire Instructions:

Annex A

Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to Holder. For purposes of this Annex A, capitalized terms not otherwise defined herein will have the meanings set forth in the Underwriting Agreement between the Company and Ladenburg Thalmann & Co. Inc. entered into in connection with the issuance of the January 2017 Warrants (the “Underwriting Agreement”).

(a)                                 Affirmation of Prior Representations and Warranties. The Company’s representations and warranties as set forth in Section 3.1 of the Underwriting Agreement are true and correct in all material respects as of the date hereof.

(b)                                 Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter and otherwise to carry out its obligations hereunder.  The execution and delivery of this letter agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors of the Company or the Company’s stockholders in connection herewith.  This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)                                  No Conflicts.  The execution, delivery and performance by the Company of this letter agreement and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject, or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(d)                                 Nasdaq Corporate Governance. The transactions contemplated by this letter agreement comply with the Nasdaq Stock Market Rules.

(e)                                  Equal Consideration. Except as set forth in this letter agreement, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Offered Warrants.

Representations and Warranties of Holder. Holder hereby makes the following representations and warranties to the Company.

Holder is either an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this letter agreement and performance by Holder of the transactions contemplated by the letter agreement have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of Holder.  This letter agreement has been duly executed by Holder, and when delivered by Holder in accordance with the terms hereof, will constitute the valid and legally binding obligation of Holder, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.